Exhibit 99.1

CHESAPEAKE REPORTS FOURTH QUARTER

AND FISCAL 2001 RESULTS

HIGHLIGHTS

    Fourth quarter earnings per share from continuing operations before restructuring charges of $0.65, up 132 percent from prior year's $0.28 per share

    Full year 2001 earnings per share from continuing operations before restructuring charges of $1.30, up 31 percent from prior year's $0.99 per share

    EBITDA before restructuring charges of $121 million for full year 2001

    Implemented senior management realignment to reflect global focus

    Completed the divestitures of discontinued operations

    Successfully executed sale of £ 115 million of Senior Subordinated Notes

Richmond, Va. - Chesapeake Corporation (NYSE:CSK) today announced fourth quarter and full year results for 2001.

FOURTH QUARTER RESULTS

Income from continuing operations for the fourth quarter of 2001, before a restructuring charge, was $9.9 million, or $0.65 per share, up 132 percent over fourth quarter 2000 net income from continuing operations, before a restructuring charge, of $4.3 million, or $0.28 per share. Results for the 2001 fourth quarter included a gain on the sale of the Thatcham paperboard packaging facility in the UK of approximately $0.18 per share, for which the Company incurred closing costs of approximately $0.08 per share in the first half of 2001. After restructuring charges, income from continuing operations for the fourth quarter ended December 30, 2001, was $5.6 million, or $0.37 per share, compared to net income from continuing operations for the fourth quarter of 2000 of $2.3 million, or $0.15 per share. The fourth quarter of 2001 included an after-tax restructuring charge of approximately $4.3 million related primarily to corporate downsizing and severance costs in the Paperboard Packaging segment. The fourth quarter of 2000 included restructuring costs of approximately $2.0 million after taxes related to severance in the closure of the Thatcham paperboard packaging facility.

Cash basis earnings per share, defined as income from continuing operations before restructuring and goodwill amortization per share, was $0.88 for the quarter ended December 30, 2001, up 69 percent when compared to cash basis earnings per share of $0.52 for the quarter ended December 31, 2000.

FULL FISCAL YEAR RESULTS

Net income from continuing operations for the fiscal year ended December 30, 2001, before restructuring charges, was $19.8 million, or $1.30 per share, an increase of 25 percent over fiscal year 2000 net income from continuing operations, before a restructuring charge, of $15.9 million, or $0.99 per share. After restructuring charges, net income from continuing operations for fiscal year 2001 was $10.5 million, or $0.69 per share, compared to net income from continuing operations of $11.2 million, or $0.70 per share, for fiscal year 2000. Cash basis earnings per share was $2.25 for the fiscal year ended December 30, 2001, compared to $1.72 for the fiscal year ended December 31, 2000.

MANAGEMENT COMMENTS

Chesapeake's Chairman, President and Chief Executive Officer Thomas H. Johnson said, "We are quite pleased with our fourth quarter results, particularly in light of weakened global economic conditions. The results highlight the benefits of our chosen markets and sector focus. This quarter completes a year of transformation for Chesapeake, during which we have attained solid financial targets while effecting significant change through several strategic initiatives designed to create a more streamlined and focused pure-play specialty packaging company. We have now concluded the divestiture of our discontinued operations and have substantially completed the corporate headquarters restructuring program, enabling us to reduce overhead costs significantly in 2002. In addition, we have improved our financial flexibility through the sale of our senior subordinated notes in November."

Johnson continued, "Chesapeake is now positioned to enter a phase of strengthening our balance sheet and continuing our market growth as a global leader in specialty packaging. As we look ahead to 2002, we are cautiously optimistic in anticipating modest increases in the operating results of our core business segments, driven primarily by operational performance improvement and lower overhead costs, while enhancing the value of our products and services for our customers."

SEGMENT REVIEW

The comparability of reported segment results in fiscal 2001 and 2000 is impacted by the acquisitions made in 2000. Therefore, financial results for 2000 are also presented on a pro forma basis, which reflects all acquisitions and divestitures that occurred during 2000 as if they had occurred at the beginning of 2000.

Net sales of the Paperboard Packaging segment increased to $167.5 million for the fourth quarter of 2001 from net sales of $163.5 million for the fourth quarter of 2000. Net sales of $671.4 million for the full year ended December 30, 2001, increased from net sales of $547.1 million for full year ended December 31, 2000, primarily due to the acquisitions completed in 2000.

Earnings before restructuring/special charges, interest and taxes ("EBIT") for the Paperboard Packaging segment of $19.3 million for the fourth quarter of 2001 increased 34 percent compared with fourth quarter 2000 EBIT of $14.4 million, due primarily to the impact of the Thatcham facility sale and the favorable impact of higher volume in the tobacco markets, offset in part by lower margins in food and household markets and lower volume in luxury packaging markets.

Net sales of the Plastic Packaging segment for the fourth quarter of 2001 were $23.2 million, down 4 percent compared to net sales of $24.1 million for the fourth quarter of 2000. Net sales for full year 2001 of $98.5 million decreased $3.3 million from pro forma 2000 sales for the comparable period. These sales decreases are primarily due to reduced pricing in food and beverage markets as a result of increased competitive pressures.

EBIT for the Plastic Packaging segment of $0.4 million for the fourth quarter and $3.0 million for the full year ended December 30, 2001, decreased $1.5 million and $4.2 million, respectively, from EBIT for the comparable periods of 2000. The lower EBIT reflects competitive pricing pressure in the food and beverage market sector and volatile raw material costs.

The Company is continuing its effort to maximize the financial return from its remaining land holdings. EBIT for the Land Development segment for the fourth quarter of 2001 of $6.9 million increased $1.6 million compared with results for the fourth quarter of 2000. EBIT for full year 2001 of $15.0 million decreased $0.5 million from EBIT reported for the full year of 2000 due to the mix of acreage sold.

FINANCE

Chesapeake's debt net of cash at December 30, 2001 was $469.8 million, down $180.8 million compared to December 31, 2000, due to the application of the net cash proceeds from the sales of discontinued operations to pay down debt. The net debt-to-capital ratio at December 30, 2001 was 50 percent compared to 53 percent at December 31, 2000. During the fourth quarter of 2001, the Company completed the sale of £ 115 million of 10 3/8 percent Senior Subordinated Notes and amended its senior credit facility.

OUTLOOK FOR 2002

The outlook for 2002 reflects the discontinuation of amortization of the Company's goodwill as the Company will adopt FAS 142 under US generally accepted accounting principals. For 2002, the Company now expects revenue in the range of $780 million to $820 million, EBITDA in the range of $125 million to $135 million and earnings from continuing operations, before restructuring activities, in the range of $1.60 to $1.80 per share. Earnings per share anticipates improvement in operating results which is expected to be more than offset by higher interest and income tax costs. Additionally, restructuring activities intended to further integrate the recent paperboard packaging acquisitions are expected to result in charges in the range of $0.10 to 0.15 per share. Except as otherwise indicated, the outlook does not reflect the potential impact of any acquisitions, divestitures, or other structural changes in the Company's continuing operations that may be completed after the date of this release or fluctuations in foreign exchange rates.

Chesapeake Corporation, headquartered in Richmond, Virginia, is a global leader in specialty packaging. Chesapeake is a leading European folding carton, leaflet and label supplier and a leader in plastics packaging for niche markets. Chesapeake has over 50 locations in North America, Europe, Africa and Asia. Chesapeake's website is www.cskcorp.com.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the Company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions except per share data)

	Fourth Quarter		Fiscal Year
INCOME STATEMENT	2001	2000	2001	2000
Net sales from continuing operations	$201.2	$194.3	$790.5	$654.7
Costs and expenses:
Cost of products sold	157.9	149.9	629.3	508.3
Selling, general, and administrative expenses	26.8	31.0	110.0	99.0
Other income (expenses), net (a)	5.6	3.6	9.4	8.6
EBIT from continuing operations before restructuring/special charges	22.1	17.0	60.6	56.0
Restructuring and other items (b) (c) (d)	6.9	2.6	14.6	10.3
Interest expense, net (e)	(7.8)	(9.6)	(31.3)	(28.1)
Income from continuing operations before taxes	7.4	4.8	14.7	17.6
Income tax expense	1.8	2.5	4.2	6.4
Income from continuing operations	5.6	2.3	10.5	11.2
Loss from discontinued operations, net of taxes	-	(22.0)	-	(33.4)
Gain (loss) on sale of discontinued operations, net of taxes (e) (f) (g)	3.5	(43.6)	112.4	(43.6)
Extraordinary item, net of taxes (h)	-	-	-	(1.5)
Net income (loss)	9.1	(63.3)	122.9	(67.3)

Diluted earnings per share:
Earnings from continuing operations	$0.37	$0.15	$0.69	$0.70
Loss from discontinued operations, net of taxes	-	(1.45)	-	(2.09)
Gain (loss) on sale of discontinued operations, net of taxes (e) (f) (g)	0.23	(2.89)	7.40	(2.72)
Extraordinary item, net of taxes (h)	-	-	-	(0.09)
Net income (loss)	$0.60	$(4.19)	$8.09	$(4.20)

Weighted average shares and equivalents outstanding - diluted	15.3	15.1	15.2	16.0

Other items:
EBITDA from continuing operations before restructuring/special charges (b) (c) (d)	$37.1	$31.6	$120.9	$109.2
Depreciation from continuing operations	11.4	10.8	45.9	41.5
Goodwill amortization from continuing operations	3.6	3.8	14.4	11.7
Capital expenditures for continuing operations	9.1	17.2	38.1	51.1
Income from continuing operations before restructuring/special charges (b) (c) (d)	9.9	4.3	19.8	15.9
Income from continuing operations before restructuring/special charges per share (b) (c) (d)	$0.65	$0.28	$1.30	$0.99
Income from continuing operations before goodwill amortization and restructuring/special charges (i)	13.5	8.1	34.2	27.6
Income from continuing operations before goodwill amortization and restructuring/special charges per share (i)	$0.88	$0.52	$2.25	$1.72

(a) The fourth quarter and full year results for fiscal 2001 included a gain on the sale of a facility of $2.8 million, net of taxes, or $0.18 per share

(b) The fourth quarter and full year results for fiscal 2001 included restructuring costs of approximately $4.3 million, net of taxes ($0.28 per share), and $9.3 million, net of taxes ($0.61 per share), respectively.

(c) The fourth quarter of fiscal 2000 included restructuring costs of approximately $2.0 million, net of taxes, or $0.13 per share.

(d) Full year 2000 results include: a special charge associated with the net acquisition costs for the Shorewood tender offer of $2.6 million, offset by a $2.6 million tax benefit; and a restructuring charge of $4.7 million after taxes, or $0.29 per share.

(e) The fourth quarter and full year results for fiscal 2001 include interest expense allocated to discontinued operations of $0.1 million and $6.6 million, respectively. The fourth quarter and full year results for fiscal 2000 include allocations of interest expense to discontinued operations of $3.4 million and $11.0 million, respectively.

(f) The fourth quarter 2001 results included an after-tax revision to the gain on sale of discontinued operations of $3.5 million, or $0.23 per share.

(g) Full year results for fiscal 2001 include an after-tax gain on the sale of the Company's 5 percent equity interest in a tissue joint venture with Georgia-Pacific (which is classified as a discontinued operation) of $140.6 million, or $9.25 per share, offset in part by an after-tax revision to the estimated loss on the planned sale of discontinued operations of $28.2 million, or $1.85 per share.

(h) The extraordinary item consisted of the recognition of deferred finance costs associated with the early extinguishment of debt.

(i) Income from continuing operations before amortization and restructuring/special charges excludes the after-tax effect of noncash goodwill amortization expense.

BALANCE SHEET	Dec. 30,	Dec. 31,
	2001	2000
Assets
Current assets:
Cash and short-term investments	$20.1	$31.2
Accounts receivable, net	124.7	126.4
Inventories	98.3	94.5
Other current assets	18.2	56.2

Total current assets	261.3	308.3
Property, plant, and equipment, net	338.3	372.2
Goodwill	529.4	554.8
Net assets of discontinued operations	-	225.8
Other assets	119.7	79.8

Total assets	$1,248.7	$1,540.9

Liabilities and Stockholders' Equity
Current portion of long-term debt	$1.6	$47.1
Taxes payable	12.1	13.0
Other current liabilities	207.4	211.7

Total current liabilities	221.1	271.8
Long-term debt	488.3	634.7
Other long-term liabilities	61.4	43.4
Postretirement benefits other than pensions	13.2	15.6
Deferred income taxes	34.3	226.2
Stockholders' equity	430.4	349.2

Total liabilities and stockholders' equity	$1,248.7	$1,540.9

	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year

BUSINESS SEGMENT HIGHLIGHTS:
AS REPORTED FROM CONTINUING OPERATIONS:
Net sales:
2001
Paperboard Packaging	$172.0	$155.2	$176.7	$167.5	$671.4
Plastic Packaging	25.9	26.8	22.6	23.2	98.5
Land Development	0.3	4.5	5.3	10.5	20.6

	$198.2	$186.5	$204.6	$201.2	$790.5

2000
Paperboard Packaging	$122.0	$128.2	$133.4	$163.5	$547.1
Plastic Packaging	9.9	27.3	25.1	24.1	86.4
Land Development	2.3	4.8	7.4	6.7	21.2

	$134.2	$160.3	$165.9	$194.3	$654.7

EBIT before nonrecurring items:
2001
Paperboard Packaging	$14.4	$12.5	$15.9	$19.3	$62.1
Plastic Packaging	1.6	1.7	(0.7)	0.4	3.0
Land Development	0.0	3.3	4.8	6.9	15.1
Corporate/Other	(5.7)	(5.6)	(3.7)	(4.5)	(19.5)

	$10.3	$11.9	$16.3	$22.1	$60.6

2000
Paperboard Packaging	$9.1	$11.7	$15.5	$14.4	$50.7
Plastic Packaging	1.0	2.5	1.8	1.9	7.2
Land Development	2.0	3.4	4.8	5.3	15.5
Corporate/Other	(5.0)	(4.7)	(3.1)	(4.6)	(17.4)

	$7.1	$12.9	$19.0	$17.0	$56.0

PRO FORMA - FROM CONTINUING OPERATIONS
Net sales:
2000
Paperboard Packaging	$181.2	$162.0	$168.0	$167.1	$678.3
Plastic Packaging	25.3	27.3	25.1	24.1	101.8
Land Development	2.3	4.8	7.4	6.7	21.2

	$208.8	$194.1	$200.5	$197.9	$801.3

EBIT before nonrecurring items:
2000
Paperboard Packaging	$13.0	$14.9	$19.8	$14.8	$62.5
Plastic Packaging	1.3	2.5	1.8	1.9	7.5
Land Development	2.0	3.4	4.8	5.3	15.5
Corporate/Other	(5.0)	(4.7)	(3.1)	(4.6)	(17.4)

	$11.3	$16.1	$23.3	$17.4	$68.1

* Pro forma amounts reflect all acquisitions and divestitures that occurred during 2000 as if they had occurred at the beginning of fiscal 2000.